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                                                                   EXHIBIT 10.41


                          IMPLANT SCIENCES CORPORATION

                        MEDICAL ADVISORY BOARD AGREEMENT


     THIS MEDICAL ADVISORY BOARD AGREEMENT (the "Agreement") is made as of this _________ day of _________, 1998 by and between Implant Sciences Corporation, a Massachusetts corporation ("ISC"), and _________________ (the "MAB Member").

         In consideration of the mutual promises of the parties hereunder, it is agreed as follows:

         (a) The MAB Member hereby agrees to serve as a member of the Medical Advisory Board (the "MAB") of ISC for a period of 12 months commencing on the date hereof.

         (b) The services to be performed by the MAB Member (the "Services") shall be as set forth on EXHIBIT A. The MAB Member agrees to make himself available to render the Services, at such time or times and location or locations as may be mutually agreed, from time to time as requested by ISC. The MAB Member agrees to devote his best efforts to performing the Services. Subject to (A) the prior review and approval of the MAB Member, which approval will not be unreasonably withheld or delayed, and (B) if the proposed publicity references _________________ (the "MAB Member's Employer") or any relationship between the MAB Member and the MAB Member's Employer, the prior written consent of the MAB Member's Employer, ISC shall have the right to publicize the MAB Member's affiliation with ISC. Subject to the foregoing limitations, but without limiting the generality of the foregoing, in the event that ISC files a registration statement with the Securities and Exchange Commission, ISC may identify the MAB Member as a member of the MAB and describe the activities of the MAB in such registration statement.

         (c) For the full, prompt and faithful performance of the Services, and as reimbursement for any and all travel and other expenses that may be incurred by the MAB Member in the performance of the Services, ISC shall pay the MAB Member a fee as set forth in EXHIBIT B.

         (d) This Agreement may be terminated by either party upon 30 days prior written notice. Such termination shall not relieve the MAB Member or ISC of any obligations hereunder which by their terms are intended to survive the termination of the MAB Member's association with ISC, including but not limited to the obligations of Sections 5, 7 and 8.

         5. ISC shall indemnify the MAB Member against all liabilities and expenses including amounts paid in satisfaction of judgements, in compromise or as fines and penalties, and counsel fees, reasonably incurred by the MAB Member in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which the MAB Member may be involved or with which the MAB Member may be threatened, while performing the Services or thereafter, by reason of the MAB Member being or having been a member of the MAB, except with respect to any matter as to which the MAB Member shall not have acted in good faith in the reasonable belief that his action was in the best interests of ISC. The foregoing

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obligation of indemnity will include, but not be limited to, any claims, liabilities or expenses to which the MAB Member may become subject which arise out of or relate to any untrue statement or alleged untrue statement of any material fact contained in any registration statement filed by ISC with any securities regulatory authority, any prospectus contained in any such registration statement or any amendment or supplement to any of the foregoing, or arise out of or relate to any omission or alleged omission to state in any of the foregoing a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

         6. So long as this Agreement continues in effect, the MAB Member shall not, without the prior approval of ISC, alone or as a partner, officer, director, consultant, employee, stockholder or otherwise, engage in any employment, consulting or business activity, occupation or other activity that is or is intended to be competitive with the business of ISC or with respect to any products or services which are being considered, researched, developed, marketed and/or sold by ISC; provided, however, that the holding by the MAB Member of any investment in any security shall not be deemed to be a violation of this Section 6 if such investment does not constitute over one percent (1%) of the outstanding issue of such security. ISC hereby grants its approval to the MAB Member to engage in any activities contemplated by his employment relationship with the MAB Member's Employer, and ISC agrees that the MAB Member's engaging in such activities will not constitute a breach or violation of this Section 6. ISC acknowledges and agrees that its sole and exclusive remedy in the event of any breach or violation by the MAB Member of the limitations of this Section 6 will be to remove the MAB Member from the MAB and terminate this Agreement. This remedy is intended for all purposes to be ISC's sole and exclusive remedy in the event of such a breach or violation and ISC hereby expressly waives and releases any and all other rights or remedies it may have in connection with such a breach or violation, whether at law, in equity or otherwise.

         7. It is understood and agreed that neither this Agreement nor the Services to be rendered hereunder shall for any purpose whatsoever or in any way or manner create any employer-employee relationship between the MAB Member and ISC and that the MAB Member shall not be entitled to any fringe benefits generally provided to employees of ISC and ISC shall not be required to maintain workers' compensation coverage for the MAB Member.


         8. The MAB Member agrees that he will not at any time publish or disclose to others or use for his own benefit or the benefit of others any Confidential Information (as hereafter defined), except to such extent as may be necessary in the ordinary course of performing in good faith his particular duties as a member of the MAB and with the prior written consent of ISC. The term "Confidential Information" shall mean research, development, engineering or manufacturing data, plans, designs, formulae, processes, specifications, techniques, trade secrets, financial information, customer or supplier lists or other information that belongs to ISC or any of its clients, customers, consultants, licensors, licensees, or affiliates and is identified or treated as confidential by ISC or any of its clients, customers, consultants, licensors, licensees, or affiliates; provided, however, that "Confidential Information" shall not include any of such information that is already in the possession of the MAB Member from a source not under an obligation or duty of non-disclosure to ISC, any of such information that is hereafter obtained by the MAB Member from a source other than ISC who is not under an obligation or duty of non-

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disclosure to ISC, or any of such information that is in the public domain or is otherwise generally known to ISC's competitors (in either case other than because of a disclosure by the MAB Member in violation of this Section 8.)

         9. The MAB Member shall promptly disclose to ISC and the MAB Member hereby assigns and agrees to assign to ISC his full right, title and interest to all Inventions (as hereafter defined). The MAB Member agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including, among others, the execution and delivery of instruments of further assurance or confirmation) requested by ISC to assign the Inventions to ISC and to permit ISC to file, obtain and enforce any patents, copyrights or other proprietary rights in the Inventions. The term "Inventions" shall mean inventions, discoveries, developments, methods and processes (whether or not patentable or copyrightable or constituting trade secrets) conceived, made or discovered by the MAB Member (whether alone or with others) as a direct result of confidential information received from ISC. ISC acknowledges and agrees that the MAB Member's rights in certain inventions, developments and discoveries in fields related to ISC's business may be subject to the prior rights of the MAB Member's Employer (through its employment policies applicable to the MAB Member) and that any such rights that are so subject to the prior rights of the MAB Member's Employer may not be assigned by the MAB Member to ISC without the prior written consent of the MAB Member's Employer; and any intellectual property rights, if any, conveyed by the MAB Member to ISC shall relate exclusively to consulting projects specifically and wholly funded by ISC pursuant to the Agreement and which do not utilize any confidential or proprietary information of the MAB Member's Employer.

         10. The Services to be rendered by the MAB Member are personal in nature. The MAB Member may not assign or transfer this Agreement or any of his rights or obligations hereunder.

         11. If either party breaches in any material respect any of its material obligations under this Agreement, in addition to any other remedy, the non-breaching party may terminate this Agreement.

         12. Subject to the MAB Member's obtaining the prior written consent of the MAB Member's Employer to this Agreement, the MAB Member represents and warrants to ISC that he is permitted to enter into this Agreement and perform the obligations contemplated hereby and that this Agreement and the terms and obligations hereof are not inconsistent with any other obligation he may have.

         13. Unless terminated by either party within sixty days of the first anniversary of the date hereof and every anniversary thereafter, this agreement shall automatically extend for an additional twelve months.

         14. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns. The MAB Member agrees that ISC may assign this Agreement to any person or entity controlled by, in control of, or under common control with, ISC.

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         1(e) This Agreement constitutes the entire agreement between the parties as to the subject matter hereof. No provision of this Agreement shall be waived, altered or canceled except in writing signed by the party against whom such waiver, alteration or cancellation is asserted. Any such waiver shall be limited to the particular instance and the particular time when and for which it is given.

         1(f) This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of The Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.

         1(g) The invalidity or unenforceability of any provision hereof as to an obligation of a party shall in no way affect the validity or enforceability of any other provision of this Agreement, provided that if such invalidity or unenforceability materially adversely affects the benefits the other party reasonably expected to receive hereunder, that party shall have the right to terminate this Agreement. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject so as to be unenforceable at law, such provision or provisions shall be construed by limiting or reducing it or them, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

         1(h) Any use of the masculine gender herein shall apply equally to the feminine.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as a sealed instrument as of this ___________ day of __________, 1998.


IMPLANT SCIENCES CORPORATION                 MAB MEMBER


By:                                          By:
    -------------------------------             --------------------------------
    A. J. Armini, Ph.D.
    President                                   --------------------------------

    107 Audubon Road, #5                        --------------------------------
    Wakefield, MA 01880


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                                    EXHIBIT A

SERVICES

       The MAB of ISC is intended to act as a distinguished panel of medical professionals, organized to provided outstanding expertise and leadership in respect of present and future product development of ISC. The role of the MAB is to:

       1. Monitor the "scientific world" of universities and medical institutes.

       2. Comment upon, identify and prepare specific recommendations of technical directions for ISC's products.

       There are currently no plans for formal meetings of the MAB. Meetings will be held mainly by telephone or in private meetings between each MAB Member and the ISC management, which would occur perhaps once a year in the MAB Member's office.

       The MAB Member has the following responsibilities:

       * Act as key technical expert on a specific subject of ISC's business to be agreed upon by ISC and the MAB Member;

       * Attend and participate in telephone discussions with company management.

       *  Generally assist the MAB in fulfilling its role as outlined above.

The estimated time commitment from the MAB Member required for the performance of the Services is approximately 12 hours per year.

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                                    EXHIBIT B

COMPENSATION

        In consideration of the full, prompt and faithful performance of the Services, the MAB Member shall be reimbursed for any and all reasonable expenses (provided that travel and other expenses shall be pre-approved in excess of $200 in any single case or in excess of $2,500 in the aggregate in any year) that may be incurred by the MAB Member in the performance of the Services, and for each year served, ISC shall pay the MAB Member a fee at the annual rate of $1,000, payable upon the commencement date of each year, plus a four (4) year option to purchase up to 1,000 shares of the company's post IPO common stock, terms governed by the 1998 Incentive and Nonqualified Stock Option Plan. During the first year, the purchase price shall be no less than the initial public offering price of the company stock. Thereafter, the purchase price of future stock option awards shall be at fair market value.

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